Exhibit 99.1

Press Release

For Release January 5, 2007

Exactech Achieves 2006 Sales of Over $100 Million

Gainesville, FL, January 5, 2007 — Exactech, Inc. (Nasdaq: EXAC), a producer and distributor of bone and joint restoration products including orthopaedic implants and biologic materials, announced today that revenue in 2006 is anticipated to be approximately $102 million. This was the first time that the company’s annual revenue exceeded $100 million.

Exactech Chairman and CEO Bill Petty said, “Surpassing the $100 million mark is an important milestone in Exactech’s history. In 2006 we also overcame a number of challenges and ended the year with a stronger, more loyal customer base, more effective production and inventory management processes, more timely introduction of new products, a stronger financial status, and increased investor confidence. Because of our accomplishments in 2006, we believe Exactech is poised for even greater success in 2007.”

The company’s earnings guidance, issued in October, targeted diluted earnings per share in the fourth quarter ending December 31, 2006 of $0.17 to $0.18 based on anticipated annual revenues of $100 million to $103 million. As the company is completing its annual financial reporting and auditing process, updates to the earnings are not yet available and the sales number is unaudited. The company said it expects to release its financial results for 2006 on or about February 26.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Questions should be directed to Frank Hawkins or Julie Marshall of Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com.

This press release contains various “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent Exactech’s expectations or beliefs concerning future events, including, but not limited to, statements regarding levels of and expected growth in sales of Exactech’s products. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Exactech or its subsidiaries or its management, are intended to identify forward-looking statements. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the effect of competitive pricing, Exactech’s dependence on the ability of its third-party suppliers to produce components on a cost-effective basis to Exactech, market acceptance of Exactech’s products, the outcome of litigation, the availability of third-party reimbursement for Exactech’s products, high inventory maintenance requirements, Exactech’s ability to protect its intellectual property, dedication of substantial resources towards research and development efforts, product liability risks and the effects of governmental regulation. Results actually achieved may differ materially from expected results included in these statements as a result of these or other factors, including those factors discussed under “Risk Factors” set forth in Item 1A of Exactech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Exactech undertakes no obligation to update, and does not have a policy of updating or revising, these forward-looking statements.